Exhibit 3.1

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BAXALTA INCORPORATED

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FIRST:    The name of the corporation is Baxalta Incorporated (the “Corporation”).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00. Each share of stock shall be entitled to one vote.

FIFTH:    The Board of Directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:    Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH:    To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. No repeal or modification of this EIGHTH ARTICLE, nor any adoption of or amendment to any provision of this Amended and Restated Certificate of Incorporation, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification, adoption or amendment with respect to acts or omissions occurring prior to such repeal, modification, adoption or amendment.

NINTH:    The Corporation shall indemnify its and any of its subsidiaries’ directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or any such subsidiary and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this NINTH ARTICLE shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation, or to those persons serving at the Corporation’s request as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, similar to those conferred in this NINTH ARTICLE to directors and officers of the Corporation.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this NINTH ARTICLE.

The rights to indemnification and to the advancement of expenses conferred in this NINTH ARTICLE shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of any provision of this NINTH ARTICLE shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.